Exhibit 99.1

NEWS RELEASE

CONTACTS:

Investors and Media:

James R. Boldt, Chairman & Chief Executive Officer

(716) 887-7244

Investors:

Brendan Harrington, Chief Financial Officer

(716) 888-3634

CTG ADDED TO RUSSELL 3000® INDEX

COMPANY ALSO EXTENDS 10B5-1 SHARE REPURCHASE PLAN

BUFFALO, N.Y. — June 29, 2009 — CTG (NASDAQ: CTGX), an international information technology (IT) solutions and services company, today announced that it has been added to the Russell 3000® Index, effective after the close of trading on Friday, June 26, 2009. CTG also announced today that it extended a stock repurchase plan under Rule 10b5-1 of the Securities and Exchange Commission (the “Company 10b5-1 Plan”) to facilitate the repurchase of its common stock. The Company has approximately 0.9 million shares available for repurchase as of June 26, 2009 under its outstanding repurchase authorizations.

The Russell 3000® Index measures the stock performance of the largest 3,000 U.S. companies, based on total market capitalization. Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies. Based on its market capitalization, CTG is also included in the Russell 2000® Index, which is a subset of the Russell 3000® Index and includes the smallest 2,000 companies included in that index. Russell determines index membership by objective, market capitalization rankings and all Russell indexes are reconstituted annually in June to ensure that they are truly representative of global equity markets.

“We are pleased to be added to the Russell 3000® Index as it increases CTG’s profile with the investment community at a time when we are focused on growing our strong health IT business and capitalizing on our significant experience in electronic medical records systems,” said CTG Chairman and Chief Executive Officer James R. Boldt. “As an active buyer of shares under our repurchase program, we continue to believe CTG’s stock is attractively priced at recent levels. As such, we are again extending our 10b5-1 plan as it gives us the ability to repurchase shares during our self-imposed blackout periods prior to the announcement of quarterly results.”

The 10b5-1 plan is effective from July 9, 2009 until the day following the Company’s release of its 2009 second quarter financial results. CTG adopted the initial 10b5-1 plan on April 5, 2007 to allow for the repurchase of shares during the time following the close of a quarter and the announcement of quarterly financial results when its self-imposed stock repurchase policy does not allow for the direct purchase of shares by the Company. Repurchases are subject to SEC regulations as well as certain price, market, volume, and timing constraints specified in the plan. The plan does not require that any shares be purchased.

About CTG

Backed by over 40 years’ experience, CTG provides IT solutions and services to help our clients use technology as a competitive advantage to excel in their markets. CTG combines in-depth understanding of our clients’ businesses with a full range of integrated offerings, best practices, and proprietary methodologies supported by an ISO 9001:2000-certified management system. Our IT professionals based in an international network of offices in North America and Europe have a proven track record of delivering high-value, industry-specific solutions. CTG serves companies in several industries and is a leading provider of IT and business consulting solutions to the healthcare market. CTG posts news and other important information on the Web at www.ctg.com.

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company’s services, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2008 Form 10-K, which is incorporated by reference. The Company assumes no obligation to update the forward-looking information contained in this release.

Today’s news release, along with CTG news releases for the past year, is available on the Web at www.ctg.com.